Exhibit 99.1

American Water Appoints New Independent Member to the
Board of Directors

CAMDEN, N.J., AUGUST 27, 2025 – American Water Works Company, Inc. (NYSE: AWK) announced today that on August 26, 2025, Lisa A. Grow was appointed as an independent member of the company's board of directors, effective immediately.

"American Water is pleased to have Lisa join our board of directors," said Karl Kurz, Board Chair of American Water. "Bringing nearly four decades of experience in the utility industry, coupled with her deep regulatory, customer and operational expertise, Lisa will further strengthen our board, and we look forward to working with her."

“We are honored to have Lisa join American Water's board," said John Griffith, President and CEO of American Water. "She has deep and extensive expertise in the utility sector and her commitment to safety, excellent customer service and high performing teams will bring great value to the board and our company.”

Dedicating her entire 38-year career to Idaho Power, Grow has been President and Chief Executive Officer of IDACORP and Idaho Power since June 2020 and President of Idaho Power since October 2019. She was appointed to the IDACORP and Idaho Power Company boards of directors in February 2020. Prior to becoming President of Idaho Power, Grow served as Idaho Power’s Senior Vice President and Chief Operating Officer beginning in April 2016.

She also currently serves as board chair of the St. Luke’s Health System Board of Directors headquartered in Boise, Idaho, and was recently appointed for a second three-year term with the board of directors of the Salt Lake City branch of the Federal Reserve Bank of San Francisco, where she also serves as chair of the board.

Grow received a Bachelor of Science degree in electrical engineering from the University of Idaho and a Master of Business Administration degree from Boise State University.

American Water’s board of directors now consists of ten members, nine of whom are independent.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

AWK-IR

Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Executive Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com

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